Exhibit 4(d)(11)

                        CERTIFICATE OF ELIMINATION OF THE
                   7.60% CUMULATIVE PREFERRED STOCK, SERIES C
                         THE BEAR STEARNS COMPANIES INC.

                       (Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware)

      The Bear Stearns Companies Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

      FIRST: The Certificate of Designations filed on July 22, 1993 and constituting part of the Corporation's Certificate of Incorporation (the "Certificate of Designations") authorizes the issuance of 500,000 shares of a series of Preferred Stock designated 7.60% Cumulative Preferred Stock, Series C, par value $1.00 per share, with a stated value of $200.00 per share (the "7.60% Series C Preferred Stock").

      SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation adopted the following resolutions:

            RESOLVED, that none of the authorized shares of the 7.60% Series C Preferred Stock are outstanding and none of the authorized shares of such series of Preferred Stock will be issued subject to the Certificate of Designations; and

            RESOLVED, that the Secretary of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by
            Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, substantially in the form attached as an exhibit to these resolutions, with such changes therein as the Secretary may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by the Secretary's execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the 7.60% Series C Preferred Stock in the Certificate of Incorporation of the Corporation shall be eliminated and the shares of 7.60% Series C Preferred Stock shall resume the status of authorized and unused shares of Preferred Stock of the Corporation, without designation as to series.

      THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all references to 7.60% Series C Preferred Stock in the Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

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      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Kenneth L. Edlow, its Secretary, this 9 day of January, 2002.

                                        THE BEAR STEARNS COMPANIES INC.

                                        By: /s/ Kenneth L. Edlow
                                           _____________________________________
                                           Name:  Kenneth L. Edlow
                                           Title: Secretary